Exhibit 11


                         LOCKHART CARIBBEAN CORPORATION
                 Statement re Computation of Earnings Per Share




                   Six Months Ended June 30         Year Ended December 31
                   ------------------------   ----------------------------------
                      1997        1996           1996        1995        1994
                      ----        ----           ----        ----        ----

Average Shares
 Outstanding       8,623,271   8,512,982      8,562,048   8,462,016   8,291,903

Net (Loss) Income  (514,462)   (205,432)       (832,710)  2,503,875     (51,258)

Per Share Amount      (0.06)      (0.02)          (0.10)       0.30       (0.01)